Exhibit 99.2

Blue World Acquisition Corporation Announces Closing of $92 Million Initial Public Offering

New York , February 2, 2022 (GLOBE NEWSWIRE) -- Blue World Acquisition Corporation (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chairman and Chief Executive Officer, Liang (Simon) Shi, today announced the closing of its previously announced initial public offering of 9,200,000 units at an offering price of $10.00 per unit, which includes 1,200,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $92,000,000. Each unit consists of one Class A ordinary share, one-half of one redeemable warrant, and one right. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share, and each ten rights entitle the holder thereof to receive one Class A ordinary share upon consummation of an initial business combination. The exercise price of the warrants is $11.50 per full share. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BWAQU” on January 31, 2022. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights are expected to be traded on Nasdaq under the symbols “BWAQ,” “BWAQW,” and “BWAQR,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will be traded.

Maxim Group LLC acted as the sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-261585) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2022. The offering has been made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue World Acquisition Corporation

Blue World Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Blue World Acquisition Corporation, including those set forth in the Risk Factors section of Blue World Acquisition Corporation’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Blue World Acquisition Corporation undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:
Liang (Simon) Shi

Chairman and Chief Executive Officer

Email: liang.shi@zeninpartners.com

Tel: (646) 998-9582

Investor Relations:

Jingwen Zhu

Associate

Email: jingwenzhu@zeninpartners.com

Tel: 86 13671834329